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                                                                   EXHIBIT 10.11

                            SUMMARY PLAN DESCRIPTION

               ENPRO INDUSTRIES, INC. LONG-TERM INCENTIVE PROGRAM

             THIS DOCUMENT CONSTITUTES PART OF A PROSPECTUS COVERING
            SECURITIES THAT HAVE BEEN REGISTERED UNDER THE SECURITIES
                                  ACT OF 1933.

The EnPro Industries, Inc. Long-Term Incentive Program (the "LTIP Program") is designed to provide long-term incentive compensation to key executives who are in positions to influence the performance of the Company, and thereby enhance shareholder value over time. The LTIP Program provides a significant additional financial opportunity and complements other parts of the Company's total compensation program for executives (base salary, annual performance plan, stock options and benefits).

The LTIP Program is promulgated under the EnPro Industries, Inc. 2002 Equity Compensation Plan (the "Equity Compensation Plan"). In the case of any conflict between the terms of the LTIP Program and the Equity Compensation Plan or any award agreement thereunder, the terms of the Equity Compensation Plan or any such award agreement shall control. Capitalized terms not otherwise defined in this summary will have such meanings as defined under the Equity Compensation Plan.

The benefits described in this summary have been structured to be in compliance with current tax law. Any change in legislation or the interpretation of tax laws which affect the tax nature of the benefits provided may necessitate revisions in the LTIP Program.

The Company reserves the right to amend, modify, suspend or partially or completely terminate the LTIP Program at any time.

PROGRAM OVERVIEW

         - Participation in the LTIP will be approved by the Compensation and Human Resources Committee of the Board of Directors (the "Committee").

         - The LTIP will provide for annual grants of Performance Shares with multi-year overlapping cycles. Every year, a separate multi-year performance cycle will begin.

         - At the beginning of each performance cycle, a grant of Performance Shares will be made to each participant. Grants will be credited as phantom Performance Shares in a book account for each participant. Each phantom Performance Share will be equivalent to one share of Company common stock.

         - With respect to each performance cycle, the Committee will establish multi-year performance goals for the Company and each segment. The performance goals are set forth in the Equity Compensation Plan. The performance goals applicable to each participant will be set forth in his or her award agreement.


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         -        During the performance cycle, dividend equivalents will be accrued on all phantom Performance Shares under the LTIP Program. Upon the payment date of each dividend declared on the Company's common stock, that number of additional phantom Performance Shares will be credited to your account which is equivalent in value to the aggregate amount of dividends which would be paid if the number of phantom Performance Shares credited to your account were actual shares of the Company's common stock.

         - Participants will be entitled to a payout at the end of each performance cycle only if a threshold performance standard is met. The payment to be received free of further restrictions will range from 0% to 200% of the value of the participant's total phantom Performance Share account (including shares credited through dividend equivalents), based on attainment against goals set by the Committee.

         - Payments from the LTIP Program, if any, at the end of the performance cycle will be made fifty percent (50%) in shares of Company common stock and fifty percent (50%) in cash, less the amount necessary to satisfy applicable withholding taxes.

         - Shares of Company common stock to be paid under the LTIP Program are issued pursuant to the provisions of the Equity Compensation Plan.

         - The value of your earned Performance Shares for tax purposes and for purposes of determining the cash portion of any payments will be calculated using the fair market value of Company common stock as reported on the New York Stock Exchange - Composite Transactions Listing (or similar report) on the first business day after the end of the applicable performance cycle, or if no sale was made on such date, then on the next preceding day on which such sale was made.

         - Participants may elect to defer all or a portion of their award until termination of employment as described in the Performance Share Deferred Compensation Program.

         - The Committee retains the right in its sole discretion to reduce any award which would otherwise be payable, unless there has been a Change in Control, as defined in the Equity Compensation Plan.

PROGRAM PROVISIONS

ELIGIBILITY

Eligibility to participate in the LTIP Program will be determined by the Committee.

AWARD GRANTS

The LTIP Program rewards financial performance for multi-year overlapping cycles. Every year, a separate multi-year performance cycle will begin.


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At the beginning of each performance cycle, a grant of Performance Shares will be made to each participant. Grants will be credited as phantom Performance Shares in a book account for each participant. Each phantom Performance Share will be equivalent to one share of Company common stock.

The Company will maintain a phantom Performance Share account for each participant for each separate performance cycle. The account will be used solely for record keeping purposes. No actual shares of Company common stock will be registered in participants' names.

DIVIDENDS

Dividend equivalents will be accrued on all phantom Performance Shares in each participant's account for each performance cycle. Upon the payment date of each dividend declared on the Company's common stock, that number of additional phantom Performance Shares will be credited to your account which is equivalent in value to the aggregate amount of dividends which would be paid if the number of phantom Performance Shares credited to your account were actual shares of the Company's common stock.

PERFORMANCE GOALS

With respect to each performance cycle, the Committee will establish multi-year performance goals for the Company and each segment. The performance goals are set forth in the Equity Compensation Plan. The performance goals applicable to each participant will be set forth in his or her award agreement.

PROGRAM PAYOUTS

Payments from the LTIP Program, if any, at the end of the performance cycle, will be made fifty percent (50%) in shares of Company common stock and fifty percent (50%) in cash, less the amount necessary to satisfy applicable withholding taxes. Any fractional shares of Company common stock will also be paid in cash.

Shares of Company common stock to be paid under the LTIP Program are issued pursuant to the provisions of the Equity Compensation Plan.

At the end of each performance cycle, if a participant is still employed by the Company, he or she will receive a payment from the LTIP Program after the Committee determines the final payout based upon specific financial performance goals established for participants.

Participants will be entitled to a payout at the end of each performance cycle only if a threshold performance standard is met. If threshold performance is achieved, the payment to be received free of further restrictions will range from 0% to 200% of the value of your total Performance Share account (including shares credited through dividend equivalents), based on attainment against goals set by the Committee.

The value of your earned Performance Shares for tax purposes and for purposes of determining the cash portion of any payments will be calculated using the fair market value of Company


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common stock as reported on the New York Stock Exchange - Composite Transactions
Listing (or similar report) on the first business day after the end of the applicable performance cycle, or if no sale was made on such date, then on the next preceding day on which such sale was made.

TERMINATION OF EMPLOYMENT DUE TO DEATH, DISABILITY, RETIREMENT

If a participant becomes totally disabled under the Company's Long-Term Disability Plan, or retires (or is deemed to retire) under the Company's Salaried Retirement Plan during a performance cycle, the participant will receive a pro rata payout at the end of the performance cycle, based upon the time portion of the cycle during which he or she was employed. The actual payout will not occur until after the end of the performance cycle, at which time the financial performance for the entire performance cycle will be used to determine the size of the award in that event.

If a participant dies during a performance cycle, the participant will receive a pro rata payout of the shares originally awarded to him or her, including a pro rata payout of dividends credited to the participant's account, based upon financial results calculated for the portion of the cycle through the end of the fiscal quarter following the participant's death.

OTHER TERMINATION OF EMPLOYMENT

If a participant terminates employment prior to the end of a performance cycle for reasons other than death, disability or retirement, he or she will forfeit all Performance Shares, unless the Committee determines otherwise.

NEW HIRES OR PROMOTIONS INTO ELIGIBLE POSITIONS

Participants will become eligible for participation in the LTIP Program at their new position level beginning with the performance cycle which begins on the January 1 immediately following their hire or promotion date. No new Performance Share awards or adjustments to Performance Share awards for performance cycles that commenced prior to a participant's hire or promotion date will be made.

CHANGE IN CONTROL

Generally, participants will not receive a payout under the LTIP Program until the end of a performance cycle. An exception will occur, however, if there is a Change in Control of the Company. A Change in Control is defined in the Equity Compensation Plan. The effect of a Change in Control on a participant's ability to receive Performance Shares is described in the LTIP Program. Generally, that LTIP Program provides that, as of the date of the Change in Control, a participant will become entitled to a prorated portion of the shares originally awarded to him or her, based upon financial performance for the portion of the cycle which ends on the date of the Change in Control. A participant's entitlement to additional shares will be based upon financial performance for the portion of the performance cycle that occurs after the Change in Control.


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DEFERRAL OF PAYOUTS

Participants may elect to defer all or a portion of Performance Shares that may be earned and payable at the end of a performance cycle as described in the Performance Share Deferred Compensation Plan. A deferral election must be made before the performance cycle begins, using a form provided by the Company.

PROGRAM ADMINISTRATION

This LTIP Program is administered by the Committee. In administering the LTIP Program, the Committee shall be empowered to interpret the provisions of the LTIP Program and to perform and exercise all of the duties and powers granted to it under the terms of the LTIP Program by action of a majority of its members in office from time to time. The Committee may also adopt such rules and regulations for the administration of the LTIP Program as are consistent with the terms hereof and shall keep adequate records of its proceedings and acts. All interpretations and decisions made (both as to law and fact) and other action taken by the Committee with respect to the LTIP Program shall be conclusive and binding upon all parties having or claiming to have an interest under the LTIP Program. Not in limitation of the foregoing, the Committee shall have the discretion to decide any factual or interpretative issues that may arise in connection with its administration of the LTIP Program (including without limitation any determination as to claims for benefits hereunder), and the Committee's exercise of such discretion shall be conclusive and binding on all affected parties as long as it is not arbitrary or capricious. The Committee may delegate any of its duties and powers hereunder to the extent permitted by applicable law.

The Committee retains the right in its sole discretion to reduce any award which would otherwise be payable, unless there has been a Change in Control.

The Committee reserves the right to amend, modify, suspend or partially or completely terminate the LTIP Program, unless there has been a Change in Control.

TAX INFORMATION

Generally, participants are not taxed on Performance Shares until the date on which they become entitled to a payout of their Performance Shares. Under current tax law, on the date participants become entitled to receive the shares following completion of a performance cycle, the market value of the shares (net of any shares deferred) at that time is considered to be ordinary income and they will be taxed on that amount. If participants hold the shares and later sell them, any appreciation over the market value of the shares when they received them at the end of the performance cycle will be taxed based on capital gains tax rules.

EARNINGS FOR BENEFIT PURPOSES

Any income participants derive from Performance Share payouts will not be considered eligible earnings for Company or subsidiary pension plans, savings plans, profit sharing plans or any other benefit plans.


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WITHHOLDING TAX INFORMATION

At the end of the performance cycle, the payout participants will receive will be net of an amount sufficient to satisfy any federal, state and local withholding tax requirements with which the Company must comply.

Participants should consult their tax advisor for a complete explanation of the tax impact of their participation in the LTIP Program.


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